 Exhibit 1A-12

Carl P. Ranno

Attorney at Law

2733 East Vista Dr.

Phoenix, Arizona 85032

Voice 602.493.0369

Email: carlranno@cox.net

November 7, 2019

Hemp Naturals, Inc.

16950 North Bay Road,

Suite 1803
Sunny Isles Beach, Florida 33160

RE: Opinion to be included with a Post-Qualification Offering Circular Amendment No. 1 to a Form 1-A Offering Statement as filed by Hemp Naturals, Inc. a Delaware Corporation.

Dear Sir

This opinion is submitted pursuant to Item 17.12 of Form 1-A with respect to the Post-Qualification Offering Circular Amendment No. 1 (this “Offering Circular Amendment No. 1) that is being filed to change and reset the final offering price per common share from $.07 to $.005 per share and to change the maximum number of shares to be registered and offered for sale from 100,000,000 to 1,000,000,000. The original range of the offering price was estimated to be between $0.05 and $2.00 per share pursuant to the offering circular originally submitted to the Commission on April 29, 2019 and subsequently qualified on July 31, 2019 as may be amended and supplemented from time to time. The Company has changed the final offering price per share throughout in the Offering Circular Amendment No. 1 to $.005 per share and the maximum number of shares to be registered not to exceed 1,000,000,000 common shares. Also, the sole director sold 3,571,429 common shares on behalf of the Company to one shareholder at $.07 per share after it filed a supplemental offering circular on August 5, 2019.

For purposes of rendering this opinion, I have examined the Offering Statement, as amended, the Post-Qualification Offering Circular Amendment No. 1, the Company’s Certificate of Incorporation filed on November 13, 2015 and Amendments thereto, the Company’s Bylaws dated November 13, 2015, the unanimous written consent of the Shareholders and Directors dated November 6, 2019, the Exhibits attached to the Offering Statement and to the Post-Qualification Offering Circular Amendment No. 1, and such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted. I have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, I am of the opinion that the Offering Statement has become qualified, the Shares, as set forth in Post-Qualification Offering Circular Amendment No. 1, when issued by the Company against payment therefore (not less than par value) and in accordance with the Offering Circular and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

I express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Delaware, as currently in effect and the federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Post-Qualification Offering Circular Amendment No. 1, and to the reference to me under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, I do not admit that my firm is in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/Carl P. Ranno

Carl P. Ranno